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                                                                      EXHIBIT 11

                         THE GENERAL CHEMICAL GROUP INC.
                        COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                   (UNAUDITED)

Earnings per share were calculated as follows:

                                                    THREE MONTHS ENDED      NINE MONTHS ENDED
                                                       SEPTEMBER 30,           SEPTEMBER 30,
                                                   --------------------    --------------------
                                                     1997        1998        1997        1998
                                                   --------    --------    --------    --------
Basic

   Income before extraordinary item used for
      basic earnings per share .................   $ 15,102    $ 11,766    $ 44,074    $ 36,313
   Extraordinary item ..........................         --          --          --      (3,661)
                                                   --------    --------    --------    --------
   Total income used for basic
      earnings per share .......................   $ 15,102    $ 11,766    $ 44,074    $ 32,652
                                                   ========    ========    ========    ========
   Weighted average common shares
      outstanding ..............................     21,038      21,100      21,555      21,085

   Basic earnings per common share. ............   $    .72    $    .56    $   2.04    $   1.55
                                                   ========    ========    ========    ========

Diluted

   Income before extraordinary item used for
      basic earnings per share .................   $ 15,102    $ 11,766    $ 44,074    $ 36,313
   Extraordinary item ..........................         --          --          --      (3,661)
                                                   --------    --------    --------    --------
   Total income used for diluted
      earnings per share .......................   $ 15,102    $ 11,766    $ 44,074    $ 32,652
                                                   ========    ========    ========    ========
   Weighted average common shares
      outstanding ..............................     21,038      21,100      21,555      21,085
   Weighted average common
      equivalents shares .......................      1,147         777       1,055         894
                                                   --------    --------    --------    --------
   Weighted average common and
      common equivalent shares .................     22,185      21,877      22,610      21,979
                                                   ========    ========    ========    ========
   Diluted earnings per common share
      and common equivalent shares .............   $    .68    $    .54    $   1.95    $   1.49
                                                   ========    ========    ========    ========

----------------
All prior period per share figures have been restated in accordance with FAS
128.


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